Exhibit 99.1

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
November 6, 2006	Media: Kathy Budinick 1-206-467-3620

John F. Morgan Sr. Joins Plum Creek Board of Directors

SEATTLE, Wash. – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced that John F. Morgan Sr. has joined its board of directors.

Morgan began his career in banking in 1969 holding positions in general banking and public securities investment management at First Orlando Corporation (SunTrust) in Orlando, Fla. and Citizens & Southern Corporation (Bank of America) in Atlanta, Ga. He later helped found INVESCO Capital Management, a global money management firm in Atlanta, Ga., and was chairman and majority owner of Newsome Outdoor Advertising in South Carolina.

Morgan currently owns and manages MORGAN TIMBER, LLC and is majority owner of MFM Properties, LLC. Both companies, which are located in Hilton Head, S.C., manage, develop, entitle, buy and sell Southeast coastal real estate and timberland.

“John’s distinguished career ranges from banking and investment management to timberland and real estate management,” said Rick Holley, president and chief executive officer. “His expertise in these areas makes him an excellent addition to our board.”

Morgan earned a Bachelor of Business Administration degree from Emory University. He currently serves as a trustee at Emory University; is on the advisory board of Forest Investment Associates Funds, one of the nation’s leading Timber Investment Management Organizations; and is chairman of the Mill Creek Foundation which serves the charitable needs of a portion of rural Georgia.

Morgan is the ninth independent member of Plum Creek’s board of directors which will now be composed of 10 individuals.

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Plum Creek is the largest and most geographically diverse private landowner in the nation with more than 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.